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                                                                   Exhibit 4.4

                               AMENDMENT NO. 1
                     TO THE 1996 LONG-TERM INCENTIVE PLAN
                                      OF
                   BALLY TOTAL FITNESS HOLDING CORPORATION


1. Section 3 of the Plan is hereby amended by changing the number of the aggregate Shares subject to the Plan from two million one hundred thousand (2,100,000) Shares to three million six hundred thousand (3,600,000) Shares.

2. This First Amendment shall be effective as of November 21, 1997.